EXHIBIT 10.6

EMPIRE STATE BANK, N.A.
2004 STOCK OPTION PLAN

NON-STATUTORY STOCK OPTION AGREEMENT
(OUTSIDE DIRECTOR)

A. Stock options (“Options”) for a total of 5,000 shares of Common Stock, par value $5.00 per share, of Empire State Bank, N.A. (the “Association”) are hereby granted to ________________ (the “Participant”).  The grant and terms of the Options shall be subject in all respects to the Empire State Bank, N.A. 2004 Stock Option Plan (the “Stock Option Plan”).

B. The Option exercise price of Common Stock is $10.50 per share, the Fair Market Value (as defined in the Stock Option Plan) of the Common Stock on October 19, 2004, the date of grant.

C. The Options granted hereunder shall be fully vested on the date of grant.

D. If you terminate service with the Association for any reason other than Disability, death, Change in Control or termination for Cause, Options will be exercisable only as to those Options in which you are vested at the time of such termination for a period of up to three (3) months following such termination.  If you terminate service with the Association due to Disability, death, or a Change in Control, your Options, whether or not exercisable at such time, will become exercisable by you (or your legal representative or beneficiary) for five (5) years following your cessation of service.  In no event will the period of exercise extend beyond the expiration of the Option term.  If you are terminated for Cause, all rights under this Agreement shall expire upon your termination.

E. Options may not be exercised if the issuance of shares of Common Stock of the Association upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation.  The Participant, as a condition to exercise of the Options, shall represent to the Association that the shares of Common Stock of the Association that he acquires pursuant to such exercise are being acquired by such Participant for investment and not with a present view to distribution or resale, unless counsel for the Association is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

F. Options granted under the Stock Option Plan are generally not transferable other than to a designated class or classes of person in the sole discretion of the Board.

G. A copy of the Stock Option Plan is enclosed and your attention is invited to all the provisions of the plan.  You will observe that you are not required to exercise the Options as to any particular number or shares at one time, but the Options must be exercised, if at all, and to the extent exercised, by no later than ten years from the Date of Grant.  The Options may be exercised during such term only in accordance with the terms of the plan.  In the event of any inconsistency between this Agreement and the Stock Option Plan, the terms of the Stock Option Plan will control.

H. All exercises of the Options must be made by executing and returning the Notice of Exercise of Non-Statutory Stock Options attached hereto as Exhibit A, and upon receipt of any shares of Common Stock upon the exercise of any Options, the recipient shall complete and return to the Association the Acknowledgment of Receipt of Non-Statutory Stock Option Shares attached hereto as Exhibit B.

Dated:

ATTEST:	EMPIRE STATE BANK, N.A.

By:	By:
Anthony P. Costa
Chief Executive Officer

The Participant acknowledges receipt of a copy of the Empire State Bank, N.A. 2004 Stock Option Plan and represents that he is familiar with the terms and provisions thereof.  The Participant hereby accepts the Options subject to all the terms and provisions of such Stock Option Plan.  The Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the committee established to administer such Stock Option Plan upon any questions arising under such plan.

Dated:

Participant’s Signature

[Name]